Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Avista Healthcare Public Acquisition Corp. of our report dated March 23, 2018, relating to the consolidated financial statements of Organogenesis Inc., appearing in this Registration Statement on Form S-4.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
October 5, 2018